Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.333-172448 and No. 333-222117) of Contango Ore, Inc. of our report dated September 13, 2017, relating to the financial statements of Peak Gold, LLC, appearing in this Annual Report Form 10-K for the year ended June 30, 2018.

/s/Hein & Associates LLP

Houston, Texas

August 29, 2018